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Industry Leaders in Pharmaceutical Sales, Marketing, and
Alliance Management Appointed to Genta Incorporated Board of
Directors

BERKELEY HEIGHTS, NJ – September 16, 2005 – Genta Incorporated (NASDAQ: GNTA) announced today the appointment of Mr. Martin Driscoll and Mr. Christopher Parios to the Company’s Board of Directors. Both Mr. Driscoll and Mr. Parios bring strong skills and extensive experience in pharmaceutical marketing, promotion, sales, business development and alliance management. Biographical sketches on both appointees appear below. In addition, the Company announced the resignation of Mr. Michael Weiss from the Board.

“Mr. Driscoll and Mr. Parios are accomplished industry professionals in a number of areas that will be critical for Genta’s growth and success in the near future, particularly as we seek to re-establish alliances related to Genasense and our U.S. sales and marketing infrastructure,” commented Dr. Raymond P. Warrell, Jr., Chairman and Chief Executive Officer of Genta. “We also extend the Board’s thanks as well as my personal gratitude to Mike Weiss for his 8 years of leadership, contributions, and counsel to our Company.”

Christopher Parios

Mr. Parios has more than thirty-five years of pharmaceutical industry experience, including product development, marketing and promotion, strategy and tactic development, and managing pharmaco-economic and reimbursement issues. He has worked with many of the major companies in the pharmaceutical industry including Hoffmann- LaRoche, Ortho-McNeil, Pfizer, Novartis, Schering Plough, Janssen, Ortho Biotech, and Bristol-Myers Squibb. Mr. Parios is currently Executive Director of The Dominion Group, an independent healthcare consulting firm that specializes in market research, strategic planning, and competitive intelligence monitoring. In this role, he is responsible for the full range of market research, consulting, and b usiness planning activities to facilitate informed business decisions for clients regarding product development, acquisitions, product positioning, and promotion. Previously, Mr. Parios was President and Chief Operating Officer of the Ferguson Communication Group, as well as Vice Chairman of the parent company, CommonHealth USA, a leading full-service communications resource for the healthcare industry. Mr. Parios was a partner in Pracon, Inc., a health-care marketing consulting firm from 1982 to 1991, and helped engineer the sale of that firm to Reed-Elsevier in 1989. Over a twenty year period, Mr. Parios held progressively senior positions at Hoffmann-LaRoche, Inc., most recently as Director of New Product Planning and Regulatory Affairs Management. This group established the project management system for drug development at Roche and coordinated developmental activities for such products as Versed®, Rocephin®, Roferon®, Accutane®, Rimadyl®, and Tegison®. Mr. Parios was also a member of the corporate team responsible for domestic and international product and technology licensing activities.

Martin Driscoll

Mr. Driscoll brings more than twenty-three years of executive experience in pharmaceutical Marketing & Sales, Business Development and Operations to the Genta Board. Most recently, Mr. Driscoll was Senior Vice President of Marketing and Sales at Reliant Pharmaceuticals, a privately-held company that markets a portfolio of branded pharmaceutical products, where he was a member of the Management Committee and an Executive Officer of the Company. From 1983 to 1990, Mr. Driscoll held positions of increasing responsibility at Schering Plough Corporation, including most recently as Vice President of Marketing and Sales for Schering’s Primary Care Division. He previously served as Vice President, Marketing and Sales, for the Schering Diabetes Unit, and also for Key Pharmaceuticals, the largest Schering U.S. Business Unit. His experience includes management of franchises that encompass oncologic, cardiovascular, anti- infective, metabolic, CNS, pulmonary and dermatologic products. At both Reliant and Schering, Mr. Driscoll had extensive experience in the negotiation, implementation and management of collaborations with other companies. Prior to joining Reliant, from 2000 to 2002 Mr. Driscoll was Vice President, Commercial Operations and Business Development at ViroPharma Inc., where he built the first commercial Sales and Marketing operation, and was the ViroPharma Chair for the ViroPharma/Aventis Joint Steering Committee for their Phase 3 antiviral product collaboration.

About Genta

Genta Incorporated is a pharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program, is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2004.